As filed with the Securities and Exchange Commission on January 6, 2025

Registration No. 333-193396

Registration No. 333-208740

Registration No. 333-216754

Registration No. 333-262293

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4 to Form S-3 on Form S-1 Registration Statement No. 333-193396

Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement No. 333-208740

Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement No. 333-216754

Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement No. 333-262293

UNDER

THE SECURITIES ACT OF 1933

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	6512	22-2465228

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

340 Madison Avenue, Suite 3C

New York, New York 10173

(212) 235-2190

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Kahn

Trinity Place Holdings Inc.

Chief Financial Officer

340 Madison Avenue, Suite 3C

New York, New York 10173

(212) 235-2190

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

John Bessonette, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

Approximate date of commencement of proposed sale to the public: These Post-Effective Amendments are being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) previously filed by Trinity Place Holdings Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are being filed to withdraw and remove from registration any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement:

•	Registration File No. 333-193396, originally filed with the SEC on January 16, 2014, and declared effective on January 31, 2014, relating to the registration of the resale by the selling stockholders identified therein of up to 3,369,444 shares of Common Stock and up to 2,039,584 shares of Common Stock issued and issuable pursuant to restricted stock unit awards;

•	Registration File No. 333-208740, originally filed with the SEC on December 23, 2015, and declared effective on January 7, 2016, relating to the registration of the resale by the selling stockholders identified therein of up to 3,757,418 shares of Common Stock and up to 850,895 shares of Common Stock issuable pursuant to restricted stock unit awards;

•	Registration File No. 333-216754, originally filed with the SEC on March 16, 2017, and declared effective on May 2, 2017, relating to the registration of the resale by the selling stockholders identified therein of up to 4,062,181 shares of Common Stock; and

•	Registration File No. 333-262293, originally filed with the SEC on January 21, 2022, and declared effective on February 3, 2022, relating to the registration of the resale by the selling stockholders identified therein of up to 2,539,473 shares of Common Stock.

Because the Registrant no longer satisfies the eligibility requirements of Form S-3, the Registrant has filed these Post-Effective Amendments on Form S-1. The Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 6, 2025.

Trinity Place Holdings Inc.

By:	/s/ Steven Kahn
Name: Steven Kahn
Title Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.